United States
                      Securities and Exchange Commission
                            Washington, D.C. 20549

                                 SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-12

                           Stillwater Mining Company
               (Name of Registrant as Specified In Its Charter)
_______________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
                    Common Stock, par value $0.01 per share
_______________________________________________________________________________

(2) Aggregate number of securities to which transaction applies:

_______________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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                 As filed with the Commission on May 12, 2003

                    STILLWATER MINING REITERATES REJECTION
                          OF RIGHTS OFFERING PROPOSAL


         Columbus, Montana, May 12, 2003. Stillwater Mining Company (NYSE:SWC) announced today that its board of directors has determined that at this time the Company should not pursue the rights offering proposed by the private equity affiliate of a reputable investment banking firm. The proposal was submitted as an alternative in the event the Norilsk Nickel transaction is not completed and is further described in the Company's proxy statement dated May 2, 2003. The proposal was initially made on April 8, 2003 and resubmitted on April 23, 2003.

         Francis R. McAllister, Chairman and Chief Executive Officer of the Company, said "The board fully and unambiguously supports the pending Norilsk Nickel transaction and recommends that stockholders vote in favor of the Norilsk Nickel transaction at the special meeting of stockholders scheduled for June 16, 2003."

         In a letter to the fund making the rights offering proposal, counsel for the Company explained that the board is evaluating several alternatives consistent with its fiduciary duties and the Norilsk Nickel Stock Purchase Agreement. However, taking into consideration the terms of the Stock Purchase Agreement, the board is concerned that the rights offering proposal, as structured by the fund, places the Company in the position of being unable to discuss or negotiate its terms with such fund. The board recognizes that many of the proposed terms and conditions in the proposal would need to be clarified and negotiated in order to determine if an acceptable proposal can be developed to the satisfaction of the board. After comparing the Norilsk Nickel transaction to the proposed rights offering, the board determined that the rights offering is clearly inferior. Consequently, the board does not want to risk being in violation of its obligations under the Norilsk Nickel agreement for this proposal. In the event that alternatives to the Norilsk Nickel transaction need to be actively initiated, the board hopes to be able to engage in discussions and negotiations with the fund at a time and manner consistent with its other obligations.

         Mr. McAllister added, "While we are diligently pursuing completing regulatory review and obtaining stockholder approval for the Norilsk Nickel transaction, the board is evaluating the Company's alternatives, including a rights offering, in the event those approvals are not obtained. However, due to the Company's obligations under its agreement with Norilsk Nickel, the Norilsk Nickel transaction could be jeopardized if we pursue the rights offering as proposed. Measured against the Norilsk Nickel transaction, the proposed rights offering is clearly inferior. Based on current palladium prices, approximately $232 million will be invested by Norilsk Nickel, netting the Company approximately $111 million after providing for approximately $116 million of debt repayment and $5 million in fees. Under the proposed rights offering, the Company will receive less than $35 million after $60 million of debt repayment and $5 million of fees. Moreover, significant conditions associated with the proposal included satisfactory due diligence, a requirement to renegotiate the bank agreement, a requirement to renegotiate the labor union contracts, as well as obtaining modifications to the state environmental bonding requirements. The board felt these conditions raised bona fide questions as to whether it could realistically be completed."

This news release is not a proxy statement. On May 5, 2003, the Company mailed a definitive proxy statement to stockholders in connection with the solicitation of proxies relating to the proposed Norilsk Nickel transaction. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. The proxy statement and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by request by contacting the Company's proxy solicitors, MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016, Tel.: 1-800-322-2885 or (212) 929-5500.


                              __________________

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking and, therefore, involve uncertainties or risks that could cause actual results to differ materially from projected results. These and other factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" set forth in the Company's Annual Report on Form 10-K. The Company disclaims any obligation to update forward-looking statements.